Exhibit 99.1

FOR IMMEDIATE RELEASE

March 28, 2007

Contacts:	Melanie J. Dressel, President and Chief Executive Officer
Columbia Banking System, Inc.
(253) 305-1911

Gary R. Schminkey, Executive Vice President and Chief Financial Officer
Columbia Banking System, Inc.
(253) 305-1966

Bruce Bryant, President and Chief Executive Officer
Town Center Bancorp
(503) 772-1620

COLUMBIA BANKING SYSTEM, INC. ANNOUNCES AGREEMENT TO ACQUIRE

TOWN CENTER BANCORP OF PORTLAND, OREGON

TACOMA, Washington, and PORTLAND, Oregon – Columbia Banking System, Inc. (NASDAQ “COLB”) today announced the signing of a definitive agreement to acquire Town Center Bancorp (OTCBB: “TWBC”) of Portland, Oregon in a cash-and-stock transaction valued at approximately $45.1 million (including value to optionholders), or $20.75 per Town Center share, based upon today’s closing stock price for Columbia.

Columbia Banking System also announced today the signing of a definitive agreement for the merger of Mountain Bank Holding Company, the holding company for Mt. Rainier National Bank. Upon completion of the two transactions, the combined total assets will approach $2.9 billion and 51 branches.

The boards of both companies unanimously approved the transaction, which is subject to approval by Town Center Bancorp’s shareholders, as well as regulatory approvals and other customary conditions of closing. Upon closing of the transaction, which is anticipated to take place in the third quarter 2007, Town Center Bank, the banking subsidiary of Town Center Bancorp, will be merged into Columbia State Bank, a subsidiary of Columbia Banking System.

Terms of the agreement call for Columbia to pay a unit of $9.382 in cash and 0.3391 of Columbia Banking System shares for each share of Town Center Bancorp common stock. The actual value of the consideration paid for each share of Town Center Bancorp stock will depend on the stock price of Columbia at the time of closing. In the aggregate, Columbia will pay approximately $19.3 million in cash and issue 698,182 shares of common stock based on Town Center’s current shares outstanding of 2,058,928, or $20.8 million in cash and 751,722 shares of Columbia stock if all outstanding Town Center Bancorp stock options are exercised prior to closing. Based on the March 28, 2007 closing price of $33.53, the value of the stock consideration is approximately $23.4 million. The transaction is expected to be accretive to Columbia’s earnings in the first full year. The portion of the consideration that is paid in Columbia shares is expected to be recognized as a tax-free exchange to Town Center shareholders. The agreement calls for any unexercised Town Center options to be converted into options to purchase Columbia’s stock.

The addition of Town Center will give Columbia a presence in the Portland Metropolitan area and strengthen its southwestern Washington footprint. Founded in 1997, Town Center Bank offers banking services to individuals, professionals and small business clients throughout the Portland Metropolitan area. As of December 31, 2006, Town Center Bancorp had consolidated total assets of approximately $133.4 million, net loans of $106.6 million, total deposits of $103.2 million and stockholders’ equity of $12.9 million. In 2006, Town Center Bancorp earned $2.1 million in net income, or an 18.1% return on average equity and a 1.68% return on average assets. From 2002 to 2006, Town Center Bancorp grew assets, loans and deposits at an approximately 30% compound annual growth rate while growing earnings by over 40%.

Bruce Bryant, President and Chief Executive Officer of Town Center Bancorp commented, “We are very pleased to be joining the Columbia team, which brings tremendous resources to our organization. This combination is significantly positive for our shareholders, employees and customers. With a similar culture and approach to banking, this merger creates an opportunity for us to increase our product and service offerings as well as expand lending capabilities, all to the benefit of our clients throughout the Portland Metropolitan area.”

Melanie Dressel, President and Chief Executive Officer of Columbia Banking System added, “We are very excited about this combination with Town Center and our entry into the Portland Metropolitan area. Bruce and his team at Town Center have built a solid franchise that we believe we can together leverage with our additional products, capital and increased lending limits. We feel the culture and core values of the Town Center team match up perfectly with what we have developed at Columbia.”

Columbia was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn PC, as legal counsel. Town Center was advised by McAdams Wright Ragen, as financial advisor, and Foster Pepper LLP, as legal counsel.

Conference Call

Columbia will host a conference call to discuss the acquisition tomorrow, on Thursday, March 29, 2007 at 1:30 p.m. PDT. Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-866-404-2271; Conference ID code 4044023. An accompanying presentation will be available on Columbia Banking System’s website at www.columbiabank.com. To access, go to “The Latest Info” on the home page and click on “Conference Call Presentation.”

A conference call replay will be available from approximately 3:00 p.m. PDT on March 29 through midnight PDT on Thursday, April 5, 2007. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 4044023.

About Columbia Banking System, Inc.

Columbia Banking System, Inc. (Columbia) is a Tacoma-based bank holding company with $2.6 billion in assets whose wholly owned banking subsidiaries are Columbia State Bank and Bank of Astoria. Columbia State Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

About Town Center Bancorp

Town Center Bank is the primary operating subsidiary of Town Center Bancorp, a community-owned financial services holding company. The Bank was established in 1997 and the holding company was formed in April 2002. Town Center Bancorp operates with a local Board of Directors and the Bank is a member of the Federal Deposit Insurance Corporation. Headquartered at 82nd & King Road in Portland, Town Center Bank primarily serves individuals, professionals and small business clients throughout the Portland Metropolitan and North Clackamas County areas. The Bank operates five branch offices in the North Clackamas and Northeast Portland area and a mortgage loan office, Town Center Mortgage, in Northeast Portland.

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Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate,” “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2006, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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